WATERSTONE BANK SSB
EMPLOYMENT AGREEMENT
This Agreement (this "Agreement") is made effective as of the 23rd day of October, 2014 (the "Effective Date"), by and between WaterStone Bank SSB (the "Bank"), a Wisconsin-chartered savings bank with its principal offices at 11200 West Plank Road, Wauwatosa, Wisconsin  53226, and Douglas S. Gordon ("Executive").
WITNESSETH:
WHEREAS, the Bank is a wholly-owned subsidiary of Waterstone Financial, Inc., a corporation organized under the laws of the State of Maryland (the "Company").    The Bank wishes to assure itself of the services of Executive for the period provided in this Agreement; and
WHEREAS, Executive is willing to serve in the employ of the Bank on a full-time basis as its President and Chief Executive Officer on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.	POSITION AND RESPONSIBILITIES
During the term of Executive's employment hereunder, Executive agrees to serve as the President and Chief Executive Officer of the Bank.  Executive shall perform administrative and management services for the Bank which are customarily performed by persons in a similar executive officer capacity.  Executive shall be responsible for the overall management of the Company and the Bank and shall be responsible for establishing the business objectives, policies and strategic plan of the Company and the Bank.  Executive shall also be responsible for providing leadership and direction to all departments or divisions of the Company and the Bank, and shall be the primary contact between the Board of Directors and the staff of the Company and the Bank.  During said period, Executive also agrees to serve as a director of the Company and the Bank and, if elected, as an officer and director of any subsidiary of the Bank or the Company.  Executive's principal place of employment shall be at the Bank's principal executive offices.  The Bank shall provide Executive, at his principal place of employment, with support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.
2.	TERM OF EMPLOYMENT
(a)
The term of this Agreement and Executive's employment hereunder shall commence as of the Effective Date and shall continue through December 31, 2017.  Commencing on January 1, 2015 and continuing on each January 1st (the "Anniversary Date") thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is always three (3) years, unless written notice of non-renewal (a "Non-Renewal Notice") is provided to Executive at least thirty (30) days prior to such Anniversary Date, in which case the term of this Agreement shall become fixed and shall end two (2) years following such Anniversary Date.  The disinterested members of the Board of Directors (the "Board") of the Bank will conduct a performance evaluation and review of Executive annually for purposes of determining whether to give notice not to extend the term of this Agreement, and the results thereof will be included in the minutes of the Board's meeting.  Such performance evaluation and review will be conducted at least thirty (30) days before each Anniversary Date.

(b)
Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Bank may terminate Executive's employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.	COMPENSATION AND REIMBURSEMENT
(a)
The compensation specified under this Agreement shall constitute consideration paid by the Bank in exchange for duties described in Section 1 of this Agreement.  The Bank shall pay Executive, as compensation, a salary of not less than $780,000.00 per year ("Base Salary").  Base Salary shall include any amounts of compensation deferred by Executive under any employee benefit plan or deferred compensation arrangement maintained by the Bank.  Such Base Salary shall be payable bi-weekly or, if different, in accordance with the Bank's customary payroll practices.  During the term of this Agreement, Executive's Base Salary shall be reviewed at least annually by December 31st of each year.  Such review shall be conducted by the Board or by a committee designated by the Board.  The committee or the Board may increase, but not decrease, Executive's Base Salary at any time, except for a decrease not in excess of any decrease generally applicable to all officers of the Bank.  Any increase (or decrease) in Base Salary shall become the "Base Salary" for purposes of this Agreement.  The Board may engage the services of an independent consultant to assist in the determination of the appropriate Base Salary.  In addition to the Base Salary provided in this Section, the Bank shall also provide Executive with all such other benefits as are provided uniformly to full-time employees of the Bank, on the same basis (including cost) that such benefits are provided to other senior officers of the Bank.

(b)
In addition to the Base Salary provided for in Section 3(a), the Bank will provide Executive with the opportunity to participate in employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving a benefit from immediately prior to the beginning of the term of this Agreement, and any other employee benefit plans, arrangements and perquisites suitable for the Bank's senior executives adopted by the Bank subsequent to the Effective Date, and the Bank will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder, without separately providing for an arrangement that ensures Executive receives or will receive the economic value that Executive would otherwise lose as a result of such adverse effect, unless such changes apply equally to all other employees or senior officers of the Bank.  Without limiting the generality of the foregoing provisions of this Section 3(b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans, whether tax-qualified or otherwise, including, but not limited to, retirement plans, supplemental retirement plans, deferred compensation plans, pension plans, profit-sharing plans, employee stock ownership plans, stock award or stock option plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements (including designation by the Board of eligibility to participate, if applicable).  Executive shall also be entitled to participate in any incentive compensation or bonus plan or arrangement of the Bank or the Company in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than Termination for Just Cause).  Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c)
In addition to the Base Salary provided for by Section 3(a), and other compensation and benefits provided for by Section 3(b), the Bank shall pay or reimburse Executive for all reasonable expenses incurred by Executive in performing his obligations under this Agreement in accordance with the Bank's reimbursement policies, provided that such reimbursement is made within one calendar year following the date on which the expense was incurred and provided further that the right to reimbursement is not exchanged for another benefit.  The amount of expenses eligible for reimbursement during the calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

(d)
The Bank shall also pay or reimburse Executive for the annual dues associated with Executive's membership in a country club of Executive's choice located in the market area served by the Bank.  In addition, during the term of this Agreement the Bank shall either furnish an automobile for Executive or reimburse Executive for the expense of leasing an automobile for use by Executive, and provided further that the monthly lease allowance shall be reviewed by the Board at the end of each lease term.  The Bank shall also reimburse Executive for the reasonable expenses associated with the use of such automobile, including gasoline, maintenance expenses and insurance, subject to the restrictions on reimbursement set forth above in sub-section (c) hereof.

(e)
Executive shall be entitled to paid time off in accordance with the standard policies of the Bank for senior executive officers, but in no event less than thirty (30) days paid time off during each year of employment.  Executive shall receive his Base Salary and other benefits during periods of paid time off.  Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank.  Executive shall also be entitled to sick leave in accordance with the policies of the Bank, but in no event less than the number of days of sick leave per year to which Executive was entitled at the Effective Date of this Agreement.

4.	OUTSIDE ACTIVITIES
During the term of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods and reasonable leaves of absence approved by the Board, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder.  Executive also may serve as a member of the board of directors of business organizations, trade associations, and community and charitable organizations, subject to the annual approval of the Board; provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or present any conflict of interest.  Executive shall provide to the Board annually a list of all organizations for which Executive serves as a director or in a similar capacity for purposes of obtaining the Board's approval of Executive's service on the boards of such organizations.  Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Bank, and the Bank shall reimburse Executive his reasonable expenses associated therewith, except for such items that are tax deductible by the Executive as charitable contributions.
5.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION
(a)
Upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement, the provisions of this Section 5 shall apply.  As used in this Agreement, an "Event of Termination" shall mean and include any of the following:

(i)
the termination by the Bank of Executive's full-time employment hereunder for any reason other than termination governed by Section 6 (Termination for Just Cause), or termination governed by Section 7 (Termination Due to Disability or Death), or termination governed by Section 8 (Termination Upon Retirement); or

(ii)	Executive's resignation from the Bank's employ for any of the following reasons (each shall be deemed a "Good Reason"):
(A)
the failure to elect or reelect or to appoint or reappoint Executive to the position set forth under Section 1 or the failure to nominate or re-nominate Executive as a Director of the Bank or the Company;

(B)
a material change in Executive's functions, duties, or responsibilities with the Bank, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above;

(C)	a relocation of Executive's principal place of employment by more than 30 miles from the main office of the Bank;
(D)
a material reduction in the benefits and perquisites of Executive from those being provided as of the Effective Date, other than a reduction pursuant to Section 3(a) above or a reduction that is part of a Bank-wide reduction in pay or benefits;

(E)	a liquidation or dissolution of the Company or the Bank, other than a liquidation or dissolution which does not affect the status of Executive; or
(F)	a material breach of this Agreement by the Bank.
Upon the occurrence of any event described in clauses (ii)(A), (B), (C), (D), (E) or (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written Notice of Termination, as defined in Section 9(a), given within ninety (90) days after the event giving rise to said right to elect.  Notwithstanding the preceding sentence, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights under this Agreement by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank, provided Executive is engaged in good faith discussions to resolve the occurrence of any event described in clauses (ii)(A), (B), (C), (D), (E) or (F) above.  During said thirty (30) day period, the Bank shall have the right to cure the Good Reason, and in the event that the Bank cures said Good Reason, the Executive shall no longer have the right to terminate and receive a payment hereunder.
(iii)
The termination of Executive's employment (other than Termination for Just Cause) by the Company or the Bank (or any successor thereto) on the effective date of, or at any time following, a Change in Control of the Bank or the Company, or Executive's resignation from the Bank's employment due to  Good Reason (subject to Executive's notice of Good Reason and the Company's or the Bank's right to cure, as set forth in Section 5(a)(ii) above) on the effective date of, or at any time following, a Change in Control of the Bank or the Company, during the term of this Agreement.  For these purposes, a Change in Control of the Bank or the Company shall mean the occurrence of any of the following events:

(A)            Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;
(B)            Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's or the Bank's voting securities; provided, however, this clause (B) shall not apply to beneficial ownership of the Company's or the Bank's voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;
(C)            Change in Board Composition:  Individuals who constitute the Company's or the Bank's Board of Directors on the Effective Date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be considered, for purposes of this clause (C), as though he or she was a member of the Incumbent Board; or
(D)            Sale of Assets:  The Company or the Bank sells to a third party all or substantially all of its assets.
(b)
Upon the occurrence of an Event of Termination under Sections 5(a)(i) or 5(a)(ii) above, on the Date of Termination, as defined in Section 9(b), the Bank shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) his earned but unpaid salary as of the date of his termination of employment with the Bank; (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank's or Company's officers and employees; (iii) the remaining payments that Executive would have earned, in accordance with Sections 3(a) and 3(b), if he had continued his employment with the Bank for the remaining term of this Agreement and had earned a bonus and/or incentive award in each year in an amount equal to the average bonus and/or incentive award earned by him over the three calendar years preceding the year in which the termination occurs (in determining the bonus and/or incentive portion of the payment, the total amount will be determined by: adding the bonuses and/or incentives earned in each of the last three years; dividing such total by 36; and then multiplying the result by the number of whole months in the remaining unexpired term of this Agreement); (iv) the annual contributions or payments that would have been made on Executive's behalf to any employee benefit plans of the Bank or the Company as if Executive had continued his employment with the Bank for the remaining term of this Agreement, based on contributions or payments made (on an annualized basis) at the Date of Termination; and (v) the annual payments that would have been made on Executive's behalf under Section 3(d) if he had continued his employment with the Bank for the remaining term of this Agreement.  In addition, all awards under the Wauwatosa Holdings 2006 Equity Incentive Plan and any other or subsequent stock-based incentive plan (collectively the "Incentive Plan") that would have vested had Executive continued his employment with the Bank for the remaining term of this Agreement, shall vest as of the Date of Termination and become exercisable in accordance with the terms of the Incentive Plan.  Provided, however, that if it is determined that the terms of the Incentive Plan do not allow for such vesting, the Bank shall make a lump sum payment to the Executive in an amount equal to the value to Executive if all such awards described in the immediately preceding sentence had become vested and been exercised, with the shares represented by such awards then being sold at the close of business on the Date of Termination (or, if the exchange on which the Company's stock is traded is not open on such date, then on the close of business on the next day on which business is conducted on such exchange).  Any payments hereunder shall be made in a lump sum within thirty (30) days after the Date of Termination, or in the event that Section 409A of the Internal Revenue Code of 1986, as amended ("Code") applies to the payment, and Executive is considered a "Specified Employee" under Code Section 409A, on the first day of the seventh month following the Date of Termination.  Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

(c)
Upon the occurrence of an Event of Termination under Section 5(a)(iii), on the Date of Termination, as defined in Section 9(b), the Bank shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) his earned but unpaid salary as of the date of his termination of employment with the Bank; (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank's or Company's officers and employees; (iii) the remaining payments that Executive would have earned, in accordance with Sections 3(a) and 3(b), if he had continued his employment with the Bank for a period of thirty-six (36) months following the Date of Termination, and had earned a bonus and/or incentive award in each year equal in amount to the highest annual bonus and/or incentive award earned by him in any of the three calendar years preceding the year in which the termination occurs; (iv) the annual contributions or payments that would have been made on Executive's behalf to any employee benefit plans of the Bank or the Company as if Executive had continued his employment with the Bank for a period of thirty-six (36) months following the Date of Termination, based on contributions or payments made (on an annualized basis) at the Date of Termination; and (v) the annual payments that would have been made on Executive's behalf under Section 3(d) if he had continued his employment with the Bank for a period of thirty six (36) months following the Date of Termination.  In addition, all awards under the Incentive Plan shall vest as of the Date of Termination and become exercisable in accordance with the terms of the Incentive Plan. Any payments hereunder shall be made in a lump sum within thirty (30) days after the Date of Termination, or in the event that Code Section 409A applies to the payment and Executive is considered a "Specified Employee" under Code Section 409A, on the first day of the seventh month following the Date of Termination.  Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

 (d) Upon the occurrence of an Event of Termination, the Bank will cause to be continued at its expense non-taxable medical and dental coverage and life insurance substantially identical to the coverage maintained by the Bank for Executive and his family prior to Executive's termination.  Such coverage shall continue for the remaining term of this Agreement in the case of an Event of Termination under Sections 5(a)(i) or 5(a)(ii), and  for a period of thirty-six (36) months from the Date of Termination in the case of an Event of Termination under Section 5(iii).  If the Bank cannot provide the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit the benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination.  Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive's date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(e)        Executive shall be entitled to voluntarily terminate his employment at any time during the term of this Agreement, provided, however, that Executive shall not be entitled to any compensation or benefits under this Section 5 as a result of such termination.

(f)            Any payments or benefits under Sections 5(a)(i) or 5(a)(ii) shall be contingent on Executive's execution and non-revocation of a mutual release (the "Mutual Release"), satisfactory to the Bank and the Company, of all claims that Executive or any of Executive's affiliates or beneficiaries may have against the Bank, the Company or any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to Executive's employment relationship, including claims under the Age Discrimination in Employment Act ("ADEA"), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  The Company and the Bank shall also execute the Mutual Release, which shall release Executive, his affiliates and beneficiaries from any and all claims rights, demands, causes of action, suits, arbitrations or grievances relating to Executive's employment relationship, provided, however, that if the Company or the Bank refuse to execute the Mutual Release in the time frame set forth below, Executive's obligation to execute and not revoke the Mutual Release as a precondition to receiving such payments or benefits under Sections 5(a)(1) or 5(a)(2) shall terminate.  Notwithstanding the foregoing sentence, the Mutual Release shall not release Executive for (i) acts of fraud; (ii) felonious acts for which Executive is convicted, enters a plea of nolo contendere, or enters into a pre-trial diversion or similar program; (iii) intentional misconduct resulting in financial harm to the Company or the Bank; or (iv) willful violation of any material federal banking law or regulation.  In order to comply with the requirements of Section 409A of the Code and the ADEA, the release must be provided to Executive no later than the date of his Separation from Service and Executive, the Company and the Bank must execute the Mutual Release within twenty-one (21) days after the date of termination without subsequent revocation by Executive within seven (7) days after execution of the release.
6.	TERMINATION FOR JUST CAUSE
(a)
The term "Termination for Just Cause" shall mean termination because of: (i)  Executive being convicted of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Executive of a criminal or other act that, in the judgment of the Board, would likely cause substantial economic damage to the Company or the Bank or substantial injury to the business reputation of the Company or Bank; (iii) the commission by the Executive of any act of fraud in the performance of his duties on behalf of the Company or Bank or a material violation of the Company's or the Bank's code of ethics; (iv) the continuing willful failure of the Executive to perform his duties to the Company or the Bank (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice thereof has been given to Executive by the Board (specifying the particulars thereof in reasonable detail) and Executive has been given a reasonable opportunity to be heard and cure such failure; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive's employment by the Company or the Bank.  For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that the action or omission was in the best interests of the Bank or its affiliates.

(b)
Notwithstanding Section 6(a), the Bank may not terminate Executive for Just Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Just Cause.  Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause.  During the period beginning on the date of the Notice of Termination for Just Cause pursuant to Section 6 hereof through the Date of Termination, any unvested stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof, vest.  At the Date of Termination, any such unvested stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Just Cause.  In the Event of Executive's Termination for Just Cause, Executive shall resign as a director of the Company and the Bank, and as a director and/or officer of any subsidiary or affiliate of the Company and/or the Bank.  Executive shall not, as a result of Termination for Just Cause, forfeit any rights to compensation or benefits, including benefits under qualified or non-qualified retirement or deferred compensation plans or programs, earned and vested as of the date of such termination.

7.	TERMINATION FOR DISABILITY OR DEATH
(a)
The Bank or Executive may terminate Executive's employment after having established Executive's Disability.  For purposes of this Agreement, "Disability" means a physical or mental infirmity that impairs Executive's ability to substantially perform his duties under this Agreement and that results in Executive's becoming eligible for long-term disability benefits under a long-term disability plan of the Company or the Bank (or, if the Company or the Bank has no such plan in effect, that impairs Executive's ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days), provided, however, that in order to receive the payments from the Bank or the Company under Section 7(b) of this Agreement, Executive's "Disability" shall also satisfy the requirements of Code Section 409A.  The Board shall determine in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant, whether or not Executive is and continues to be disabled for purposes of this Agreement.  As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate, at the Bank's expense.

(b)
In the event of such Disability, Executive's obligation to perform services under this Agreement will terminate.  In the event of such termination, Executive shall receive the benefits provided under any disability program sponsored by the Company or the Bank.  To the extent such benefits are less than Executive's Base Salary, as defined in Section 3(a) on the effective Date of Termination and less than sixty-six and two-thirds percent (66 2/3%) of Executive's Base Salary after the first year following termination, Executive shall receive as a supplement to such disability benefit the difference between the benefits provided under any disability program sponsored by the Company or the Bank and (x) his Base Salary, as defined in Section 3(a), at the rate in effect on the Date of Termination for a period of one (1) year following the Date of Termination by reason of Disability, and (y) sixty-six and two-thirds percent (66 2/3%) of Executive's Base Salary after the first year following termination through the earliest to occur of the date of Executive's death, recovery from such Disability, or the date Executive attains age 65.  Notwithstanding the foregoing, the Bank may fulfill its obligation hereunder by purchasing a long-term disability policy in the name of (and owned by) Executive providing such coverage.

(c)
In the event of Executive's death during the term of this Agreement, his estate, legal representatives or named beneficiary or beneficiaries (as directed by Executive in writing) shall be paid Executive's Base Salary, as defined in Section 3(a), at the rate in effect at the time of Executive's death for a period of one (1) year from the date of Executive's death, and the Bank will continue to provide Executive's family the same medical, dental, and other health benefits that were provided by the Bank to Executive's family immediately prior to Executive's death, on the same terms, including cost, as if Executive were actively employed by the Bank, except to the extent the terms (including cost) of such benefits are changed in their application to all continuing employees of the Bank, such coverage to continue  for a period of one (1) year after the date of Executive's death.  If the Bank cannot provide the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit the benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive's family a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination.  Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive's date of death or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

8.	TERMINATION UPON RETIREMENT
Termination of Executive's employment based on "Retirement" shall mean termination of Executive's employment by the Board on or after age 65, Executive's voluntary termination at any time after Executive reaches age 65, or retirement at any time as agreed upon by the Board and Executive.  Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party, or in accordance with any other retirement arrangements approved by the Board.

9.	NOTICE
(a)
Any notice required under this Agreement shall be in writing and hand-delivered to the other party.  Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)
 "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination, provided however, in either case, the "Date of Termination" shall not occur prior to the date on which Executive has a "Separation from Service" within the meaning of Code Section 409A.

(c)
If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 20 of this Agreement.  During the pendency of any such dispute, neither the Company nor the Bank shall be obligated to pay Executive compensation or other payments beyond the Date of Termination.

10.	POST-TERMINATION OBLIGATIONS
Executive shall, upon reasonable notice, furnish such information and assistance honestly and in good faith to the Bank or the Company as may reasonably be required by the Bank or the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.  All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Bank.
11.	NON-COMPETITION AND NON-DISCLOSURE
(a)
As a material inducement of the Bank to enter into this Agreement, upon any termination of Executive's employment hereunder pursuant to the terms of this Agreement, other than a termination of Executive's employment under Section 5(a)(iii) of this Agreement, Executive agrees not to compete with the Bank, the Company or any affiliate of the Bank or the Company (collectively said entities are referred to as the "Bank" for purposes of this Section 11) for a period of twelve (12) months following such termination in any county where the Bank has one or more branches with aggregate deposits in excess of $100 million.  Executive agrees that during such period and within any county where the Bank has one or more branches with aggregate deposits in excess of $100 million, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank.  Executive further agrees that for a period of twelve (12) months following any termination of employment, he shall not directly or indirectly, solicit, hire, or entice any of the following persons or entities to cease, terminate, or reduce any relationship with the Bank or to divert any business from the Bank: (i) any person who was an employee of the Bank during the term of this Agreement; or (ii) any customer or client of the Bank.  Further, Executive will not directly or indirectly disclose the names, addresses, telephone numbers, compensation, or other arrangements between the Bank and any person or entity described in Sections (i) and (ii) of this Section.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Subsection, agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(b)
Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank as it may exist from time to time, are valuable, special and unique assets of the business of the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank, pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(c)
The provisions of this Section 11 are intended to protect the business, operations and assets of the Bank, and are a material inducement to the Bank to enter into this Agreement.  Executive acknowledges that the provisions of this Section 11 are an essential part of this Agreement and are reasonably necessary for the protection of the business, operations and assets of the Bank.

12.	SOURCE OF PAYMENTS
All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.
13.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS
This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit, compensation, tax indemnification or other provision inuring to the benefit of Executive under any agreement between Executive, the Bank or the Company.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.
14.	NO ATTACHMENT
(a)
Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)	This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.
15.	MODIFICATION AND WAIVER
(a)	This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b)
No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.	REQUIRED PROVISIONS
Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359, and to the extent applicable, 12 C.F.R. §563.39.
17.	SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provisions of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
18.	HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
19.	GOVERNING LAW
This Agreement shall be governed by the laws of the State of [Wisconsin], without regard to its conflict of law principles, unless superseded by federal law or otherwise specified herein.
20.	ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator sitting in a location selected by Executive and the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes ("National Rules") then in effect.  The Bank shall provide a list of three or more arbitrators to the Executive from which the Executive shall select the arbitrator.  If the parties are unable to agree within fifteen (15) days from the date the Bank presents the list to the Executive, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.
21.	PAYMENT OF COSTS AND LEGAL FEES AND REINSTATEMENT OF BENEFITS
In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of:  (1) all legal fees incurred by Executive in resolving such dispute or controversy; (2) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement; and (3) any other compensation otherwise due Executive as a result of a breach of this Agreement by the Bank.  In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Bank, whether by judgment, arbitration or settlement, each party shall be responsible for its own legal fees incurred in resolving such dispute or controversy.
22.	INDEMNIFICATION
The Bank and the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense.  The Bank shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under its Articles of Incorporation, Bylaws and applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, advancement of legal fees and expenses, judgments, court costs and attorneys' fees and the cost of reasonable settlements.  Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.
23.	SUCCESSOR TO THE BANK
The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.
24.	NON WAIVER
The failure of one party to insist upon or enforce strict performance by the others of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party's right to enforce or rely upon same in that or any other instance.

IN WITNESS WHEREOF the Bank and Executive have signed (or caused to be signed) this Agreement this 23rd day of October, 2014.

WaterStone Bank SSB

Attest:
/s/ William F. Bruss	By: /s/ Patrick S. Lawton
Secretary	Title: Chairman of the Board of Directors

Attest:	Executive:

/s/ William F. Bruss	/s/ Douglas S. Gordon
Secretary

Waterstone Financial, Inc. (The Company is executing this agreement only for purposes of acknowledging the obligations of the Company hereunder.

Attest:

/s/ William F. Bruss	By: /s/ Patrick S. Lawton
Secretary	Title: Chairman of the Board of Directors